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                                                                EXHIBIT 4.2


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                       IRVINE APARTMENT COMMUNITIES, L.P.

                                                  Issuer
                                                  ------

                                       to

                 FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION

                                                  Trustee
                                                  -------


                            -------------------------


                          Supplemental Indenture No. 1

                           Dated as of October 1, 1997

                            -------------------------



                                  $100,000,000
                                       of
                                7% Notes due 2007




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



         SUPPLEMENTAL INDENTURE NO. 1, dated as of October 1, 1997 (the "Supplemental Indenture"), between IRVINE APARTMENT COMMUNITIES, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein referred to as the "Operating Partnership" or the "Issuer"), and First Trust of California, National Association, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the "Trustee").

                      RECITALS OF THE OPERATING PARTNERSHIP

         The Operating Partnership has heretofore delivered to the Trustee an Indenture dated as of October 1, 1997 (the "Indenture"), a form of which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, as an exhibit to the Operating Partnership's Registration Statement on Form S-3 (Registration No. 333-27181), providing for the issuance from time to time of Debt Securities of the Operating Partnership (the "Securities").

         Sections 2.01 and 2.03 of the Indenture provide for the form of and various other matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

         Section 7.01(e) of the Indenture provides for the Operating Partnership and the Trustee to enter into an indenture supplemental to the Indenture to establish the form and terms of Securities of any series as provided by Sections
2.01 and 2.03 of the Indenture.

         The Board of Directors of Irvine Apartment Communities, Inc., a Maryland corporation and the general partner of the Operating Partnership (the "General Partner"), has duly adopted resolutions authorizing the General Partner, on behalf of the Operating Partnership, to execute and deliver this Supplemental Indenture.

         All the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

             NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

         For and in consideration of the premises and the purchase of each of the series of Securities provided for herein by the Holders thereof, it is mutually cove-



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nanted and agreed, for the equal and proportionate bene- fit of all Holders of the Notes, as follows:


                                   ARTICLE ONE

                       RELATION TO INDENTURE; DEFINITIONS
                       ----------------------------------

         SECTION 1.1. Relation to Indenture.

         This Supplemental Indenture constitutes an integral part of the Indenture.

         SECTION 1.2. Definitions.

         For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

                  (1) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and

                  (2) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

         "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, including (without duplication) Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person, whether by merger or otherwise, or the date the acquired Person becomes a Subsidiary.

         "Annual Service Charge" for any period means the sum of the Consolidated Interest Expense for such period of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable in cash during such period in respect of any Disqualified Stock.

         "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in the City of New York, New York, the City of Los Angeles, California, or in the City of St. Paul, Minnesota are authorized or required by law, regulation or executive order to close.

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         "Capital Stock" means, with respect to any Person, any capital stock
(including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

         "Common Stock of the General Partner" means the common stock, par value $.01 per share, of the General Partner.

         "Consolidated Income Available for Debt Service" for any period means Earnings from Operations of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) Consolidated Interest Expense of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) provisions for gains and losses on properties and property depreciation and amortization, (iv) the effect of any non-cash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (v) amortization of deferred charges.

         "Consolidated Interest Expense" for any period means, without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on Indebtedness (including, without limitation, payment- in-kind, zero coupon and other like securities), but excluding legal fees, title insurance charges, and other out-of-pocket fees and expenses incurred in connection with the issuance of Indebtedness and the amortization of any such debt issuance costs that are capitalized, all determined on a consolidated basis in accordance with GAAP.

         "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital

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Stock which is redeemable solely in exchange for Capital Stock which is not
Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes. For purposes of this definition, it is expressly understood that the OP Units shall not constitute Disqualified Stock.

         "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission.

         "GAAP" means generally accepted accounting principles in the United States as in effect on the date hereof, consistently applied.

         "Global Note" has the meaning specified in Section 2.9 hereof.

         "Indebtedness" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, (ii) indebtedness for borrowed money of a Person other than the Operating Partnership or a Subsidiary which is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Operating

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Partnership or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under
(i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Operating Partnership or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof). For purposes of this definition, Indebtedness (i) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by any overdraft line and (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices; (ii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination determined in accordance with GAAP; and (iii) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, stand-by letters of credit or similar obligations, incurred in the ordinary course of business and on ordinary business terms (to the extent the foregoing items are not drawn upon, or if drawn, such items are repaid within three Business Days).

         "Interest Payment Date" has the meaning specified in Section 2.3 hereof.

         "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or

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paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of Redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

         "Non-Recourse Indebtedness" means Indebtedness with respect to which recourse is limited to (i) specific assets related to a particular Property or group of Properties subject to an Encumbrance securing such Indebtedness or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Operating Partnership as a general partner of such Partnership); provided, however, that personal recourse of the Operating Partnership for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

         "Notes" has the meaning specified in Section 2.1 hereof.

         "OP Units" means the units of limited partnership interest in the Operating Partnership.

         "Paying Agent" has the meaning specified in Section 2.11 hereof.

         "Property" means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

         "Redemption Price" shall have the meaning specified in Section 2.5 hereof.

         "Reinvestment Rate" means .25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under

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the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Regular Record Date" has the meaning specified in Section 2.3 hereof.

         "Stated Maturity" has the meaning specified in Section 2.3 hereof.

         "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Operating Partnership.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity or partnership interests of which are owned, directly or indirectly, by such Person. For purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

         "Total Assets" as of any date means the sum of (i) $1,289,618,606 (which represents the product of (x) the sum of the number of shares of Common Stock of the General Partner outstanding on June 30, 1997 (19,815,057 shares) and the number of OP Units not held by the General Partner outstanding on June 30, 1997 (24,086,853 OP Units) and (y) $29.375 (the last reported sales price per share of the Common Stock of the General Partner on the New York Stock Exchange on June 30, 1997), (ii) $651,587,000 (which represents the principal amount of the outstanding consolidated debt of the Operating Part-

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nership and its Subsidiaries on June 30, 1997), (iii) the purchase price or cost of any real estate assets or mortgages receivable acquired (including the value at the time of such acquisition, of any OP Units or shares of Common Stock of the General Partner issued in connection therewith) or developed after June 30, 1997 by the Operating Partnership or any Subsidiary, and (iv) cash and restricted cash on the Operating Partnership's balance sheet; provided, however, that Total Assets shall be reduced by the amount of the proceeds of any real estate assets disposed of, or mortgages receivable written off as non-collectible, after June 30, 1997 by the Operating Partnership or any Subsidiary.

         "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money (excluding infrastructure assessment bonds (totalling approximately $21.8 million as of December 31, 1996)) and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

         "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any Subsidiary.


                                   ARTICLE TWO

                               THE SERIES OF NOTES
                               -------------------

         SECTION 2.1. Title of the Securities.

         There shall be a series of Securities designated the "7% Notes due 2007" (the "Notes").

         SECTION 2.2. Limitation on Aggregate Principal Amount.

         The aggregate principal amount of the Notes shall be limited to $100,000,000, and, except as provided in this Section and in Section 2.09 of the Indenture, the Operating Partnership shall not execute and the Trustee

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shall not authenticate or deliver Notes in excess of such aggregate principal amount.

         Nothing contained in this Section 2.2 or elsewhere in this Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Operating Partnership or authentication or delivery by the Trustee of Notes under the circumstances contemplated in the Indenture.

         SECTION 2.3. Interest and Interest Rate; Maturity Date of Notes.

         The Notes will bear interest at a rate of 7% per annum, from October 1, 1997 or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 1998 (each, an "Interest Payment Date"), to the Persons in whose name the Notes are registered in the Security Register at the close of business on the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a "Regular Record Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest so payable on any Note which is not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Person in whose name such Note is registered on the relevant Regular Record Date, and such defaulted interest shall instead be payable to the Person in whose name such Note is registered on the special record date or other specified date determined in accordance with the Indenture.

         The Notes will mature on October 1, 2007 (the "Stated Maturity").

         If any Interest Payment Date or the Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Stated Maturity, as the case may be.

         SECTION 2.4. Limitations on Incurrence of Indebtedness.

         (a) The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the

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proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the most recently completed calendar quarter of the Operating Partnership for which financial information is available prior to the incurrence of such additional Indebtedness and (ii) the purchase price or cost of any real estate assets or mortgages receivable acquired or developed, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable, to develop real estate assets or to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

         (b) The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance upon any of the property of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the most recently completed calendar quarter of the Operating Partnership for which financial information is available prior to the incurrence of such additional Indebtedness and (ii) the purchase price or cost of any real estate assets or mortgages receivable acquired or developed, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable, to develop real estate assets or to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

         (c) The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis.

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         (d) The Operating Partnership will not, and will not permit any
Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation and (v) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation (taking into account if such Person or any of its Subsidiaries is a party to an interest rate agreement or other interest protection agreement applicable to such floating rate Indebtedness if such agreement shall remain in effect for the twelve month period after the date of the transaction giving rise to the need to calculate the ratio of Consolidated Income Available for Debt Service to Annual Service Charge) had been the applicable rate for the entire period.


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         (e) For purposes of determining any particular amount of Indebtedness under this Section 2.4, guarantees of, liens securing, or letters of credit that support, in each case, Indebtedness otherwise included in the determination of such particular amount of Indebtedness, shall not be included. In addition, the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

         SECTION 2.5. Redemption.

         The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price"). If less than all the Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the Trustee in its sole discretion) of the aggregate principal amount of Notes to be redeemed, their redemption date and the Redemption Price. The Trustee shall select, in such manner as it shall deem appropriate, the Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

         SECTION 2.6. Places of Payment.

         The places of payment where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Operating Partnership in respect of the Notes and the Indenture may be served shall be the Corporate Trust Office.

         SECTION 2.7. Method of Payment.

         Payment of the principal of and interest on the Notes will be payable by or on behalf of the Trustee at the Corporate Trust Office, in such lawful money of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Operating Partnership, payments of interest on the Notes may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account

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maintained by the Person entitled thereto located within the United States.

         SECTION 2.8. Issue Price.

         The Notes shall be issued to the public at a price of 99.208% (without deduction of underwriting discounts and commissions) of the principal amount thereof.

         SECTION 2.9. Global Form.

         The Notes shall be issued in the form of one or more registered global Notes (each, a "Global Note" and collectively, the "Global Notes"). The depositary for the Notes shall be The Depository Trust Company ("DTC"). Such Global Note or Notes shall represent the aggregate amount of Notes outstanding from time to time endorsed thereon. The aggregate amount of Notes outstanding represented thereby may from time to time be increased or decreased to reflect exchanges. Any endorsement of a Global Note to reflect the amount, or any increase or decrease in the amount, of Notes outstanding represented thereby shall be made in such manner and upon instructions given by such Person or Persons as shall be specified therein or in an Officers' Certificate to be delivered to the Trustee. Subject to the provisions of Section 2.11 of the Indenture, if applicable, the Trustee shall deliver and redeliver any Notes in the form of a permanent Global Note in the manner and upon instructions given by the Person or Persons specified therein or in the applicable Officers' Certificate. If an Officers' Certificate with respect to the authentication and delivery of temporary Notes has been, or simultaneously is, delivered, any instructions by the Operating Partnership with respect to endorsement or delivery or redelivery of a Note in global form shall be in writing but need not comply with Section 10.05 of the Indenture and need not be accompanied by an Opinion of Counsel.

         Notwithstanding the provisions of Sections 2.07 and 3.01 of the Indenture, payment of principal of and any premium or Make-Whole Amount, if any, and interest on any Global Note in permanent form shall be made to the Person or Persons specified therein.

         Notwithstanding the provisions of Section 6.03 of the Indenture and except as provided in the preceding paragraph, the Operating Partnership, the Trustee and any agent of the Operating Partnership and the Trustee shall treat as the Holder of such principal amount of Notes represented by a Global Note the Holder of such permanent Global Note, which shall initially be DTC or its nominee.


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         If DTC notifies the Operating Partnership that it is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Person to act as the depositary registered as a clearing agency under the Exchange Act is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue Notes in definitive form in exchange for such Notes issued in global form. In addition, the Operating Partnership may at any time and in its sole discretion determine not to have any of the Notes in the form of a Global Note and, in such event, shall issue Notes in definitive form in exchange for all the Notes issued in the form of a Global Note. Any Notes issued in definitive form in exchange for Global Notes will be registered in such name or names as the Person specified therein shall instruct the Trustee.

         Any Global Note authenticated and delivered hereunder shall bear a legend in substantially the following form:

         "This Note is a Global Note within the meaning set forth in the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company ("DTC"), as depositary, or a nominee of DTC. This Note is exchangeable for Notes registered in the name of a person other than DTC or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or its nominee to a successor depositary or its nominee."

         SECTION 2.10. Form of Notes.

         The Notes shall be substantially in the form attached as Exhibit A hereto.

         SECTION 2.11. Registrar and Paying Agent.

         The Trustee shall initially serve as Registrar for the Notes. First Trust National Association shall initially serve as paying agent (the "Paying Agent") for the Notes. The address of the Paying Agent is 180 East Fifth Street, St. Paul, Minnesota 55101.

         SECTION 2.12. Defeasance.

         The provisions of Article 9 of the Indenture relating to defeasance and covenant defeasance shall be applicable to the Notes. The provisions of Section
9.03 of the Indenture shall apply to the covenants set forth in Sections 2.4 and
2.14 of this Supplemental Indenture and to those covenants specified in Section
9.03 of the Indenture.

         SECTION 2.13. Events of Default.

         The provisions of Article 4 of the Indenture relating to "Events of Default," will apply to the Notes, except that whenever the principal amount of the Notes may be declared or shall become automatically due and payable following an Event of Default, references to "principal amount" shall be deemed to include a reference to any Make-Whole Amount payable on the Notes. In addition to the Events of Default set forth in Section 4.01 of the Indenture, the following shall constitute Events of Default with respect to the Notes: (a) failure to pay the Make-Whole Amount on any Notes when due; (b) default under any Indebtedness other than Non-Recourse Indebtedness of the Operating Partnership (or of any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given written notice, by registered or certified mail, to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default and requiring the Operating Partnership to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture and (c) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Operating Partnership or any Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (exclud-ing amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.

         SECTION 2.14. Provision of Financial Informa- tion.

         Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject.

         The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) if the Operating Partnership is not then subject to Section 13 or 15(d) of the Exchange Act, transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

         SECTION 2.15. Waiver of Certain Covenants.

         The Operating Partnership may omit in any particular instance to comply with the provisions of Sections 2.4 and 2.14 of this Supplemental Indenture and with any other term, provision or condition with respect to the Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of the Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all outstanding Notes either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

         SECTION 2.16. Waiver of Stay or Extension Laws.

         The Operating Partnership covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or performance of this Supplemental Indenture and the Indenture; and the Operating Partnership (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

         SECTION 2.17. No Exchange Listing.

         The Notes will not initially be listed on a securities exchange.

                                  ARTICLE THREE

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         SECTION 3.1. Ratification of Indenture.

         Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

         SECTION 3.2. Governing Law.

         This Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

         SECTION 3.3. Counterparts.

         This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.


                                IRVINE APARTMENT COMMUNITIES, L.P.


                                By: IRVINE APARTMENT COMMUNITIES, INC.,
                                    as General Partner



                                By: /s/ SHAWN HOWIE
                                    --------------------------------
                                    Name: Shawn Howie
                                    Title: Vice President, Corporate
                                           Finance and Controller


                                FIRST TRUST OF CALIFORNIA,
                                NATIONAL ASSOCIATION,
                                  as Trustee



                                By: /s/ LINDA VERSTUYFT
                                    --------------------------------
                                    Name: Linda Verstuyft
                                    Title: Vice President



Attest:



By: /s/ BERTHA MARES
    --------------------------------
    Name: Bertha Mares
    Title: Assistant Vice President

                                                         EXHIBIT A TO
                                                         SUPPLEMENTAL INDENTURE

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), 55 WATER STREET, NEW YORK, NEW YORK, TO THE OPERATING PARTNERSHIP (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING SET FORTH IN THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY ("DTC"), AS DEPOSITARY, OR A NOMINEE OF DTC. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ITS NOMINEE TO A SUCCESSOR DEPOSITARY OR ITS NOMINEE.

Registered No.  ________                                PRINCIPAL AMOUNT
CUSIP No.:  46360QAA7                                     $100,000,000

                       IRVINE APARTMENT COMMUNITIES, L.P.

                                7% NOTE DUE 2007


         IRVINE APARTMENT COMMUNITIES, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein referred to as the "Operating Partnership," which term shall include any successor entity under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, upon presentation, the principal sum of ONE HUNDRED MILLION DOLLARS on October 1, 2007 and to pay interest on the outstanding principal amount thereon from October 1, 1997, or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 1 and October 1 in each year, commencing April 1, 1998, at the rate of 7% per annum, until the entire principal hereof is paid or made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this
Note is registered at the close of business on the Regular Record Date for such interest which shall be the March 15 or September 15 (whether or not a Business
Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Note is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Operating Partnership, notice whereof shall be given to Holders of the Notes not less than 15 days prior to such special record date, all as more fully provided in the Indenture. Payment of the principal of and interest on this Note will be payable at the Corporate Trust Office as defined in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Operating Partnership payments of interest on the Notes may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account of the Person entitled thereto located within the United States.

         The Notes are one of a duly authorized issue of securities of the Operating Partnership (herein called the "Notes"), issued and to be issued in one or more series under an Indenture, dated as of October 1, 1997, as supplemented by Supplemental Indenture No. 1, dated as of October 1, 1997, (as so supplemented, herein called the "Indenture"), between the Operating Partnership and First Trust of California, National Association (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Operating Partnership, the Trustee and the Holders of the Notes and of the terms upon which the Notes are authenticated and delivered. This Note is limited in aggregate principal amount to $100,000,000.

         Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, upon notice of not more than 60 nor less than 30 days prior to the redemption date, at a Redemption Price equal to the sum of
(i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes.

         The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Operating Partnership on this Note and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Operating Partnership, in each case, upon compliance by the Operating Partnership with certain conditions set forth in the Indenture, which provisions apply to this Note.

         If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

         As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in aggregate principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Notes at the time Outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest on or after the respective due dates expressed herein.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Operating Partnership and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Operating Partnership and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series of Securities then Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Operating Partnership with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

         No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Operating Partnership, which is absolute and unconditional, to pay the principal of (and Make-Whole Amount, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein and therein prescribed.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Operating Partnership in any place of payment where the principal of (and Make-Whole Amount, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Operating Partnership and the Trustee duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Note for registration of transfer, the Operating Partnership, the Trustee and any agent of the Operating Partnership or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Operating Partnership, the Trustee nor any such agent shall be affected by notice to the contrary.

         No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note, or because of any indebtedness evidenced hereby or thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer or director, as such, of the General Partner or the Operating Partnership or of any successor, either directly or through the Operating Partnership or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder thereof and as part of the consideration for the issue of the Notes.

         All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

         THE INDENTURE AND THE NOTES, INCLUDING THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Operating Partnership has caused "CUSIP" numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

         Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, IRVINE APARTMENT COMMUNITIES, L.P. has caused this instrument to be duly executed.

Dated:

                                        IRVINE APARTMENT COMMUNITIES, L.P.


                                        By: IRVINE APARTMENT COMMUNITIES, INC.,
                                            as General Partner



                                            By: _______________________________
                                                Name:
                                                Title:





Attest:


______________________________
Secretary


TRUSTEE'S CERTIFICATE OF AUTHENTICATION:

         This is one of the Notes of the series designated therein and referred to in the within-mentioned Indenture.

                                            FIRST TRUST OF CALIFORNIA, NATIONAL
                                            ASSOCIATION,
                                                as Trustee


                                            By: _______________________________
                                                Authorized Signatory

===============================================================================

                                 ASSIGNMENT FORM

                   FOR VALUE RECEIVED, the undersigned hereby
                        sells, assigns and transfers unto

  PLEASE INSERT SOCIAL
  SECURITY OR OTHER IDENTIFYING
  NUMBER OF ASSIGNEE
  ------------------------------------
                                         .....................................
  ------------------------------------


 ..............................................................................
              (Please Print or Typewrite Name and Address including
                              Zip Code of Assignee)


 ..............................................................................
the within Note of Irvine Apartment Communities, L.P. and hereby does irrevocably constitute and appoint

 ...................................................................... Attorney
to transfer said Note on the books of the within-named issuer with full power of substitution in the premises.

Dated:  ........................    ...........................................

                                    ...........................................



NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

===============================================================================